Exhibit 3.4

                              CERTIFICATE OF MERGER

                                       OF

                             FUN TYME CONCEPTS, INC.
                            (a New York Corporation)

                                      INTO

                            DIVERSICON HOLDINGS CORP.
                            (a Delaware Corporation)



The undersigned corporation

DOES HEREBY CERTIFY:

     FIRST: That the name and state of incorporation of each of the constituent corporations of the merger is as follows:


     NAME STATE OF INCORPORATION

     Diversicon Holdings Corp. Delaware

     Fun Tyme Concepts, Inc. New York

     SECOND: That an agreement of merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the aforesaid constituent corporations in accordance with the requirements of subsection (c) of section 252 of the General Corporation Law of the State of Delaware.

     THIRD: Pursuant to a proxy statement and shareholder approval, a change in domicile of company is hereby being effected, whereby, Fun Tyme Concepts, Inc., will merge into Diversicon Holdings Corp., with Diversicon Holdings Corp. being the surviving corporation of the merger. The name of the surviving Corporation shall be Diversicon Holdings Corp., a Delaware corporation.

     FOURTH: That the Certificate of Incorporation of Diversicon Holdings Corp., as now in force and effect, shall continue to be the Certificate of Incorporation of the surviving corporation. The effective date of the merger shall be October 15, 1998.

     FIFTH: The shareholders vote tabulation report prepared by the inspectors of the shareholders meeting approving the change in domicile and plan of merger are on file at the principal place of business of the surviving corporation. The address of said principal place of business is 290 Wild Avenue, Staten Island, New York 10314.

     SIXTH: The total number of shares of all classes of stock which Fun Tyme Concepts, Inc. has authority to issue is FIFTY MILLION FIVE HUNDRED THOUSAND (50,350,000) shares, consisting of FIFTY MILLION (50,000,000) shares of Common Stock, par value $.001 per share (hereinafter, the "Common Stock"), and THREE HUNDRED FIFTY THOUSAND (350,000) shares of preferred stock, par value $.01 per share (hereinafter, the "Preferred Stock") subject to the relative rights, preferences and limitations to be determined by the board of directors.

     SEVENTH: The shareholders vote tabulation report prepared by the inspectors of the shareholders meeting approving the change in domicile and the plan of merger will be furnished on request and without cost to any stockholder of any constituent corporation.


     Diversicon Holdings Corp.



By: /s/ Daniel Catalfumo
Daniel Catalfumo, President




ATTEST:



By: /s/ Richard Rosso
Richard Rosso, Secretary